UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 18, 2024

LIBERTY TRIPADVISOR HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36603	46-3337365
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (720) 875-5200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Series A common stock	LTRPA	OTCQB Venture Market
Series B common stock	LTRPB	OTCQB Venture Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 18, 2024, Liberty TripAdvisor Holdings, Inc., a Delaware corporation (“Liberty TripAdvisor”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Tripadvisor, Inc., a Delaware corporation (“Tripadvisor”), and Telluride Merger Sub Corp., a Delaware corporation and an indirect wholly owned subsidiary of Tripadvisor (“Merger Sub”), whereby subject to the terms thereof, (i) Merger Sub will merge with and into Liberty TripAdvisor (the “Merger”), with Liberty TripAdvisor surviving the Merger as the surviving corporation and a wholly owned subsidiary of Tripadvisor; and (ii) the Merger will be immediately followed by a merger of, Liberty TripAdvisor, as such surviving corporation, with and into TellurideSub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Tripadvisor (“ParentSub LLC”) (such merger, the “ParentSub LLC Merger”, and together with the Merger, the “Combination”), with ParentSub LLC surviving the ParentSub LLC Merger as the surviving company and a wholly owned subsidiary of Tripadvisor. Liberty TripAdvisor has beneficial ownership of approximately 21.0% of Tripadvisor’s issued and outstanding common stock, par value $0.001 per share (“Tripadvisor Common Stock”) and approximately 56.8% of the voting power of the issued and outstanding Tripadvisor Shares in the aggregate (calculated based on 126,535,867 shares of Tripadvisor Common Stock and 12,799,999 shares of Tripadvisor’s Class B common stock, par value $0.001 (“Tripadvisor Class B Common Stock”, and together with Tripadvisor Common Stock, “Tripadvisor Shares”) outstanding as of October 31, 2024, as reported in Tripadvisor’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024, filed with the SEC on November 6, 2024).

In connection with the Merger Agreement, on December 18, 2024, (i) Certares LTRIP LLC, a Delaware limited liability company (“Certares”), entered into (a) a voting agreement with Liberty TripAdvisor and Tripadvisor (the “Certares Voting Agreement”), pursuant to which, among other things, Certares has agreed, subject to the terms of the Certares Voting Agreement, to vote its shares of Liberty TripAdvisor’s 8% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (“LTRPP”), in favor of the adoption of an amendment (the “Liberty TripAdvisor Charter Amendment”) to the Restated Certificate of Incorporation of Liberty TripAdvisor, dated August 27, 2014, that amends certain provisions of the Certificate of Designations of LTRPP, dated March 15, 2020, as amended (the “Certificate of Designations”), and (b) a letter agreement with Liberty TripAdvisor and Tripadvisor (the “Certares Side Letter”), pursuant to which, among other things, Certares has agreed, subject to the terms of the Certares Side Letter, to waive the mandatory redemption date under the Certificate of Designations and certain other rights or requirements under the Certificate of Designations, the Registration Rights Agreement, dated as of March 26, 2020, between Liberty TripAdvisor and Certares, as amended (the “Registration Rights Agreement”), and the Investment Agreement, dated as of March 15, 2020, among Liberty TripAdvisor, Mr. Maffei and the investors party thereto, as amended or assigned (the “Investment Agreement”), with respect to the Merger Agreement and the transactions contemplated thereby, including the Merger, and (ii) Gregory B. Maffei entered into a voting agreement with Liberty TripAdvisor and Tripadvisor (the “Maffei Voting Agreement”, and together with the Certares Voting Agreement, the “Voting Agreements”), pursuant to which, among other things, Mr. Maffei has agreed, subject to the terms of the Maffei Voting Agreement, to vote his shares of Liberty TripAdvisor’s Series A common stock, par value $0.01 per share (“LTRPA”), and Series B common stock, par value $0.01 per share (“LTRPB” and together with LTRPA, the “Liberty TripAdvisor Common Stock”), in favor of the adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger, and the Liberty TripAdvisor Charter Amendment.

Agreement and Plan of Merger

Upon completion of the Combination, Tripadvisor would own and hold, directly or indirectly, all of the assets and liabilities of Liberty TripAdvisor, and ParentSub LLC would ultimately survive the Combination as a wholly owned subsidiary of Tripadvisor.

Effect on Liberty TripAdvisor Common Stock. Pursuant to the Merger Agreement and effective as of the effective time of the Merger (the “Effective Time”), each share of Liberty TripAdvisor Common Stock issued and outstanding immediately prior to the Effective Time would be converted into the right to receive $0.2567 in cash (without interest thereon) (the “Common Consideration”), except that (i) solely with respect to shares of Liberty TripAdvisor Common Stock held by any person who has not voted in favor of the Merger or consented to it in writing and who is entitled to demand and properly demands appraisal of such shares in accordance with, and who complies in all respects with, Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”), such shares will not be converted into the right to receive the Common Consideration and instead holders thereof will only be entitled to receive the fair value of such shares as determined in accordance with Section 262 of the DGCL and (ii) each share of Liberty TripAdvisor Common Stock (a) held by Liberty TripAdvisor as treasury stock immediately prior to the Effective Time or (b) owned by Tripadvisor or Merger Sub immediately prior to the Effective Time, in each case, will cease to be outstanding, will be cancelled without payment of any consideration therefor, and will cease to exist.

Effect on Liberty TripAdvisor Preferred Stock. Pursuant to the Merger Agreement and effective as of the Effective Time, all shares of LTRPP issued and outstanding immediately prior to the Effective Time would be converted into the right to receive in the aggregate (i) $42,471,000 in cash, without interest thereon, and (ii) 3,037,959 validly issued, fully paid and nonassessable shares of Tripadvisor Common Stock (such consideration, the “Preferred Consideration”, and together with the Common Consideration, the “Merger Consideration”), except that each share of LTRPP (a) held by Liberty TripAdvisor as treasury stock immediately prior to the Effective Time or (b) owned by Tripadvisor or Merger Sub immediately prior to the Effective Time, in each case, will cease to be outstanding, will be cancelled without payment of any consideration therefor, and will cease to exist.

Effect on Equity Awards.

•	Options: Each stock option with respect to Liberty TripAdvisor Common Stock outstanding at the Effective Time, whether vested or unvested, for which the per share exercise price is less than the Common Consideration will become fully vested and will terminate and be automatically cancelled as of immediately prior to the Effective Time in exchange for the right to receive a lump sum cash payment, net of taxes, in an amount equal to (i) the number of shares of Liberty TripAdvisor Common Stock underlying such stock option multiplied by (ii) an amount equal to the Common Consideration minus the applicable exercise price. Each stock option with respect to Liberty TripAdvisor Common Stock outstanding at the Effective Time, whether vested or unvested, for which the per share exercise price is equal to or greater than the Common Consideration will terminate and be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect.

•	Cash Awards: Each outstanding cash award, whether vested or unvested, outstanding at the Effective Time will be paid (in the case of performance-based cash awards, at the applicable target level of performance), net of taxes, on the date of the closing of the Merger (the “Closing”).

Closing Conditions. The Closing is subject to certain customary conditions, including (among others): (i) the adoption of the Merger Agreement by the affirmative vote of holders of a majority of the aggregate voting power of the outstanding shares of Liberty TripAdvisor Common Stock entitled to vote thereon, voting together as a single class; (ii) the adoption of the Liberty TripAdvisor Charter Amendment by (a) the affirmative vote of holders of a majority of the aggregate voting power of the outstanding shares of Liberty TripAdvisor Common Stock entitled to vote thereon, voting together as a single class, and (b) the written consent or affirmative vote of a majority of the holders of the outstanding shares of LTRPP entitled to vote thereon, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class (collectively with the approval contemplated by clause (i), the “Liberty TripAdvisor Requisite Approvals”); and (iii) the absence of any order or law that restrains, enjoins or otherwise prohibits the Closing.

Voting Covenant. The Merger Agreement provides that Liberty TripAdvisor has agreed to vote its Tripadvisor Shares, representing approximately 56.8% of the voting power of the issued and outstanding Tripadvisor Shares in the aggregate (calculated based on 126,535,867 shares of Tripadvisor Common Stock and 12,799,999 shares of Tripadvisor Class B Common Stock outstanding as of October 31, 2024, as reported in Tripadvisor’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024, filed with the SEC on November 6, 2024), in a manner proportionally consistent with the vote of the Tripadvisor Shares not owned by Liberty TripAdvisor or its officers or directors other than with respect to any vote or written consent to approve a Tripadvisor Acquisition Proposal (as defined below) in connection with which Liberty TripAdvisor does not enter into a definitive alternative acquisition agreement in accordance with the terms of the Merger Agreement.

Representations, Warranties and Covenants. The Merger Agreement includes certain customary representations, warranties and covenants of Liberty TripAdvisor, Tripadvisor and Merger Sub. In addition, Liberty TripAdvisor has agreed to customary “no-shop” restrictions prohibiting it from soliciting alternative proposals from or participating in any discussions or negotiations with, third parties regarding alternative acquisition proposals. The board of directors of Liberty TripAdvisor (the “Liberty TripAdvisor Board”) has agreed to recommend that holders of shares of Liberty TripAdvisor Common Stock vote in favor of approving the adoption of the Merger Agreement and the Liberty TripAdvisor Charter Amendment, subject to the right to change its recommendation (i) if the Liberty TripAdvisor Board (or a duly authorized committee thereof) determines, in good faith and in connection with an intervening event or superior proposal, after, among other things, consulting with its outside legal counsel and, in the case of a superior proposal, its financial advisor, that failure to make such change would reasonably be expected to be inconsistent with its fiduciary duties under applicable law or (ii) if Tripadvisor receives an acquisition proposal involving the sale of Tripadvisor (a “Tripadvisor Acquisition Proposal”) and enters into, or if Tripadvisor informs Liberty TripAdvisor that Tripadvisor intends to enter into, an acquisition agreement for a Tripadvisor Acquisition Proposal, in order for Liberty TripAdvisor to enter into an alternative acquisition agreement for an acquisition proposal with the person that made such Tripadvisor Acquisition Proposal. Liberty TripAdvisor also has the right to terminate the Merger Agreement if the Liberty TripAdvisor Board (or a duly authorized committee thereof) determines, in good faith and in connection with a superior proposal, after, among other things, consulting with its outside legal counsel and its financial advisor, that failure to make such change would reasonably be expected to be inconsistent with its fiduciary duties under applicable law. In the event that the Liberty TripAdvisor Board (or a duly authorized committee thereof) changes its recommendation other than in connection with a Tripadvisor Acquisition Proposal, Tripadvisor has the right to terminate the Merger Agreement prior to the receipt of the Liberty TripAdvisor Requisite Approvals and receive from Liberty TripAdvisor a termination fee equal to $16,310,000. In addition, in the event that Liberty TripAdvisor terminates the Merger Agreement in connection with a superior proposal, Tripadvisor has the right to receive from Liberty TripAdvisor a termination fee equal to $16,310,000. Liberty TripAdvisor may also terminate the Merger Agreement to enter into an alternative acquisition agreement in connection with a Tripadvisor Acquisition Proposal without payment of a termination fee.

Liberty TripAdvisor has also agreed to effect a redemption of Liberty TripAdvisor’s 0.50% exchangeable senior debentures due 2051 (the “Debentures”) concurrently with or after the Closing. In the event any holders of the Debentures put or exchange their Debentures for cash prior to the Closing, Tripadvisor has agreed to provide a loan facility (the “TRIP Loan Facility”) to Liberty TripAdvisor of approximately $330 million, to repay the Debentures that are put or exchanged prior to Closing, which facility, among other things: (i) will be a term loan (which may be in the form of a delayed draw term facility), (ii) will have an interest rate equal to (a) the secured overnight financing rate as administrated by the Federal Reserve Bank of New York plus (b) 6.00%, which shall be repayable in kind (in lieu of payment in cash) on a quarterly basis (or such other time period as jointly agreed to by Liberty TripAdvisor and Tripadvisor), (iii) will mature on (a) the earlier of (1) September 18, 2025 and (2) 15 business days after the termination of the Merger Agreement or (b) such later date as jointly agreed to by Liberty TripAdvisor and Tripadvisor, (iv) will not be prepayable without the prior written consent of Tripadvisor and must be repaid at maturity in cash, and (v) subject to customary exceptions and exclusions, will be secured by substantially all of the assets of Liberty TripAdvisor and its subsidiaries.

Termination. The Merger Agreement, in addition to (i) certain customary termination provisions, (ii) the right of Tripadvisor to terminate the Merger Agreement following a change of recommendation (other than in connection with a Tripadvisor Acquisition Proposal) of the Liberty TripAdvisor Board (or a duly authorized committee thereof) and (iii) the right of Liberty TripAdvisor to terminate the Merger Agreement in connection with a superior proposal or to enter into an alternative acquisition agreement in connection with a Tripadvisor Acquisition Proposal as discussed above, provides that Liberty TripAdvisor or Tripadvisor may terminate the Merger Agreement, subject to certain limitations, if (a) the Merger has not been consummated on or before September 18, 2025 or (b) the Liberty TripAdvisor Requisite Approvals are not obtained at a meeting thereof called for the purpose of approving such matters.

Approval and Recommendation. The Liberty TripAdvisor Board has unanimously approved the Liberty TripAdvisor Charter Amendment, the Merger Agreement and the other transaction documents and the transactions contemplated by the Merger Agreement, including the Merger, the Voting Agreements and the Certares Side Letter, and recommended that the Liberty TripAdvisor stockholders approve the adoption of the Liberty TripAdvisor Charter Amendment and the Merger Agreement.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by the full text of the Merger Agreement, a copy of which is filed herewith as Exhibit 2.1 and the terms of which are incorporated by reference herein.

Voting Agreements and Certares Side Letter

The Certares Voting Agreement provides that, among other things, Certares has agreed to vote or cause to be voted, or to provide its written consent to in respect of, its shares of LTRPP, representing all of the shares of LTRPP issued and outstanding, in favor of, among other things, the adoption of the Liberty TripAdvisor Charter Amendment.

The Maffei Voting Agreement provides that, among other things, Mr. Maffei has agreed to vote or cause to be voted his shares of Liberty TripAdvisor Common Stock, representing approximately 39% of the total voting power of the issued and outstanding shares of Liberty TripAdvisor Common Stock in the aggregate, in favor of, among other things, the adoption of the Liberty TripAdvisor Charter Amendment and the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement, including the Merger, except that in the event that the Liberty TripAdvisor Board (or a duly authorized committee thereof) changes its recommendation and Tripadvisor elects not to terminate the Merger Agreement prior to the Liberty TripAdvisor stockholder meeting, Mr. Maffei will only be obligated to vote shares representing 33.37% of the total voting power of the shares of Liberty TripAdvisor Common Stock in favor thereof, with any shares in excess of such amount to be voted on such matters in the same proportion as voted by the Liberty TripAdvisor stockholders other than Mr. Maffei.

In addition, subject to certain conditions, including that the Liberty TripAdvisor Board (or a duly authorized committee thereof) has not changed its recommendation, Mr. Maffei has agreed to vote his shares of Liberty TripAdvisor Common Stock subject to the Maffei Voting Agreement against any action or proposal in favor of any Acquisition Proposal (as defined in the Merger Agreement) and certain other matters. Under the Maffei Voting Agreement, each of Liberty TripAdvisor and, effective from and following the Effective Time, Tripadvisor and ParentSub LLC, jointly and severally, will indemnify Mr. Maffei for certain losses incurred in connection with or arising out of (i) the Maffei Voting Agreement or the performance of Mr. Maffei’s obligations thereunder and any claim relating to the Merger Agreement and the transactions contemplated thereby or (ii) any claim brought by or on behalf of any stockholder of Liberty TripAdvisor (and any resolution thereof) relating to the Merger or any of the other transactions contemplated by the Merger Agreement that is brought against Liberty TripAdvisor and/or any of its directors and/or officers (in their capacities as such), in each case, including, subject to certain conditions, reasonable fees and expenses of Mr. Maffei incurred in the defense of any claim brought by a third party relating thereto. In addition, Liberty TripAdvisor has agreed to pay up to $200,000 in the aggregate of reasonable out-of-pocket costs and expenses (which cap excludes any and all filing fees payable under the HSR Act) incurred by Mr. Maffei in connection with the preparation, negotiation, execution and delivery of the Maffei Voting Agreement.

Each of Certares and Mr. Maffei has also agreed to (i) certain restrictions on transfers of their respective shares of Liberty TripAdvisor Common Stock and LTRPP, as applicable, and (ii) waive any appraisal rights to which it or he may be entitled pursuant to applicable law in connection with the Merger. Mr. Maffei has also agreed to, subject to certain exceptions, certain restrictions on conversion of his shares of LTRPB into shares of LTRPA.

The Voting Agreements will terminate upon, among other events, the termination of the Merger Agreement in accordance with its terms.

The Certares Side Letter provides that, among other things, Certares has waived (i) the mandatory redemption date under the Certificate of Designations and certain other rights and requirements under the Certificate of Designations requiring Liberty TripAdvisor to redeem, repurchase or otherwise acquire any of the shares of LTRPP and (ii) certain notice, consent, approval, consultation or other rights that Certares holds or may hold pursuant to the Certificate of Designations, the Registration Rights Agreement and the Investment Agreement (except with respect to Certares’ consent or affirmative vote with respect to the Liberty TripAdvisor Charter Amendment) with respect to the Merger Agreement and the transactions contemplated thereby, including the Merger. In addition, under the Certares Side Letter, Certares provides certain releases of claims that arise from or relate to the foregoing waivers in favor of Liberty TripAdvisor. The Certares Side Letter also provides that each of the Registration Rights Agreement and the Investment Agreement will terminate effective as of the Effective Time.

The Certares Side Letter will terminate upon, among other events, the termination of the Merger Agreement in accordance with its terms. If the Certares Side Letter is terminated, the waivers summarized above will automatically terminate except as such waivers relate to the period during which the Certares Side Letter was in effect.

The foregoing description of the Voting Agreements and the Certares Side Letter does not purport to be complete and is qualified in its entirety by the full text of the respective Voting Agreements and the Certares Side Letter, copies of which are filed herewith as Exhibits 10.1, 10.2 and 10.3 and the terms of which are incorporated by reference herein.

The Merger Agreement, the Voting Agreements and the Certares Side Letter (collectively, the “Transaction Documents”) and the above descriptions have been included to provide investors and security holders with information regarding the terms of the Transaction Documents, the Merger and the other transactions contemplated by such agreements. It is not intended to provide any other factual information about Liberty TripAdvisor, Tripadvisor, Merger Sub or their respective subsidiaries or affiliates, or equityholders. The representations, warranties, covenants and agreements set forth in the applicable Transaction Documents were made only for the purposes of that agreement and as of specific dates, were made solely for the benefit of the respective parties to the Transaction Documents (and the express third party beneficiaries described therein), as applicable, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the respective parties to the Transaction Documents instead of establishing these matters as facts, as well as by information contained in each party’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should be aware that the representations, warranties, covenants and agreements or any description thereof may not reflect the actual state of facts or condition of Liberty TripAdvisor, Tripadvisor, Merger Sub, or any of their respective subsidiaries, affiliates, businesses, or equityholders. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date the Transaction Documents, as applicable, which subsequent information may or may not be fully reflected in public disclosures by Liberty TripAdvisor or Tripadvisor. Accordingly, the representations and warranties in the Transaction Documents, as applicable, should not be relied on as characterization of the actual state of facts about Liberty TripAdvisor, Tripadvisor or Merger Sub.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above regarding the TRIP Loan Facility is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

After December 31, 2024, following the expiration of his existing employment arrangement, Mr. Maffei will no longer be an employee of Liberty TripAdvisor, but will continue to serve as President, Chief Executive Officer and Chairman of the Liberty TripAdvisor Board and will be appointed the chairman of the Executive Committee of the Liberty TripAdvisor Board (the “Executive Committee”). Liberty TripAdvisor has agreed to pay Mr. Maffei the following amounts: (i) an annual retainer equal to $184,060 (payable quarterly in arrears) for his service as a non-employee director of Liberty TripAdvisor, effective January 1, 2025 (which amount will be the annual fee payable to nonemployee directors of Liberty TripAdvisor in 2025), (ii) an annual fee equal to $5,000 (payable quarterly in arrears) for his service as a member of the Executive Committee (which amount will also be the annual fee payable to nonemployee directors serving on the Executive Committee) and (iii) a fee equal to $25,000 (payable quarterly in arrears) for his service as the chairman of the Executive Committee.

Item 7.01. Regulation FD Disclosure.

On December 19, 2024, Liberty TripAdvisor and Tripadvisor issued a joint press release announcing that they have entered into the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information provided under Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and is not deemed to be “filed” with the SEC for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section and is not incorporated by reference into any filing of Liberty TripAdvisor under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference to this Current Report on Form 8-K in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1†	Agreement and Plan of Merger, dated December 18, 2024, by and among Liberty TripAdvisor Holdings, Inc., Tripadvisor, Inc. and Telluride Merger Sub Corp.
10.1	Voting Agreement, dated December 18, 2024, by and among Liberty TripAdvisor Holdings, Inc., Tripadvisor, Inc. and Certares LTRIP LLC
10.2	Voting Agreement, dated December 18, 2024, by and among Liberty TripAdvisor Holdings, Inc., Tripadvisor, Inc. and Gregory B. Maffei
10.3	Letter Agreement, dated December 18, 2024, by and among Liberty TripAdvisor Holdings, Inc., Tripadvisor, Inc. and Certares LTRIP LLC
99.1	Joint Press Release, dated December 19, 2024
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

† Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Liberty TripAdvisor hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the Securities and Exchange Commission (“SEC”); provided, however, that Liberty TripAdvisor may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedules so furnished.

Cautionary Note Regarding Forward Looking Statements

This Current Report on Form 8-K includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including certain statements relating to the completion of the proposed transaction, the timing of the proposed transaction and other matters related to such proposed transaction, including the entry into Maffei Voting Agreement, the Certares Voting Agreement, the Certares Side Letter, the commitment to provide the TRIP Loan Facility and the issuance of Tripadvisor Common Stock as part of the Preferred Consideration. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws. These forward-looking statements generally can be identified by phrases such as “possible,” “potential,” “intends” or “expects” or other words or phrases of similar import or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” “could,” or similar variations. These forward-looking statements involve many risks and uncertainties that could cause actual results and the timing of events to differ materially from those expressed or implied by such statements, including, but not limited to: historical financial information may not be representative of future results; there may be significant transaction costs in connection with the proposed transaction (including significant tax liability); any effect of the announcement of the proposed transaction on the ability of Liberty TripAdvisor and Tripadvisor to operate their respective businesses and retain and hire key personnel and to maintain favorable business relationships; the parties may not realize the potential benefits of the proposed transaction in the near term or at all; the satisfaction of all conditions to the proposed transaction (including stockholder approvals) may not be achieved; the proposed transaction may not be consummated; there may be liabilities that are not known, probable or estimable at this time; the proposed transaction may result in the diversion of management’s time and attention to issues relating to the proposed transaction; unfavorable outcome of legal proceedings; risks related to disruption of management time from ongoing business operations due to the proposed transaction; risks related to Liberty TripAdvisor’s failure to repay the TRIP Loan Facility when due; risks relating to Tripadvisor operating without a controlling stockholder after the Closing; risks inherent to the business may result in additional strategic and operational risks, which may impact Tripadvisor’s and/or Liberty TripAdvisor’s risk profiles, which each company may not be able to mitigate effectively; and other risks and uncertainties detailed in periodic reports that Tripadvisor and Liberty TripAdvisor file with the SEC. These forward-looking statements speak only as of the date of this Current Report on Form 8-K, and Tripadvisor and Liberty TripAdvisor expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Tripadvisor’s or Liberty TripAdvisor’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Tripadvisor and Liberty TripAdvisor, including their most recent Forms 10-K and 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports Tripadvisor or Liberty TripAdvisor subsequently file with the SEC, for additional information about Tripadvisor and Liberty TripAdvisor and about the risks and uncertainties related to Tripadvisor’s and Liberty TripAdvisor’s businesses which may affect the statements made in this Current Report on Form 8-K.

No Offer or Solicitation

This communication is not intended to, and does not, constitute a proxy statement or solicitation of a proxy, consent, vote or authorization with respect to any securities or in respect of the Merger. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Additional Information

Nothing in this Current Report on Form 8-K shall constitute a solicitation to buy or an offer to sell shares of common stock of Liberty TripAdvisor or Tripadvisor. Liberty TripAdvisor intends to file with the SEC relevant materials, including a proxy statement on Schedule 14A in connection with the proposed transaction and a Schedule 13E-3 transaction statement. LIBERTY TRIPADVISOR’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND THE SCHEDULE 13E-3 TRANSACTION STATEMENT WHEN THEY BECOME AVAILABLE, TOGETHER WITH ALL RELEVANT SEC FILINGS REGARDING THE PROPOSED TRANSACTION, AND ANY OTHER RELEVANT DOCUMENTS FILED AS EXHIBITS THEREWITH, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE TRANSACTIONS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. After the confirmation (or deemed confirmation) by the staff of the SEC that there are no further comments on the proxy statement or that Liberty TripAdvisor may commence mailing of the proxy statement, the proxy statement and other relevant materials for the proposed transaction will be mailed to all Liberty TripAdvisor stockholders. Copies of these SEC filings will be available, free of charge, at the SEC’s website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Liberty TripAdvisor Holdings, Inc., 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5200.

Participants in a Solicitation

Liberty TripAdvisor anticipates that the following individuals will be participants (the “Liberty TripAdvisor Participants”) in the solicitation of proxies from holders of Liberty TripAdvisor’s LTRPA and LTRPB in connection with the proposed transaction: Gregory B. Maffei, Chairman of the Liberty TripAdvisor Board and Liberty TripAdvisor’s President and Chief Executive Officer, Christy Haubegger, Michael J. Malone, Chris Mueller, Larry E. Romrell, Albert E. Rosenthaler and J. David Wargo, all of whom are members of the Liberty TripAdvisor Board, Brian J. Wendling, Liberty TripAdvisor’s Senior Vice President and Chief Financial Officer, and Renee L. Wilm, Liberty TripAdvisor’s Chief Legal Officer and Chief Administrative Officer. Information regarding the Liberty TripAdvisor Participants, including a description of their direct or indirect interests, by security holdings or otherwise, and Liberty TripAdvisor’s transactions with related persons can be found under the captions “Proposal 1 – The Election of Directors Proposal”, “Director Compensation”, “Proposal 3 – The Say-On-Pay Proposal”, “Executive Officers”, “Executive Compensation”, “Security Ownership of Certain Beneficial Owners and Management—Security Ownership of Management” and “Certain Relationships and Related Party Transactions” contained in Liberty TripAdvisor’s definitive proxy statement for its 2024 annual meeting of stockholders (the “Liberty Proxy Statement”), which was filed with the SEC on April 24, 2024 and is available at: https://www.sec.gov/ix?doc=/Archives/edgar/data/1606745/000110465924051281/tm242814d2_def14a.htm. To the extent that certain Liberty TripAdvisor Participants or their affiliates have acquired or disposed of security holdings since the “as of” date disclosed in the Liberty Proxy Statement, such transactions have been or will be reflected on Statements of Change in Ownership on Form 4 or amendments to beneficial ownership reports on Schedules 13D filed with the SEC, which are available at: https://www.sec.gov/edgar/browse/?CIK=1606745&owner=exclude. Additional information regarding the Liberty TripAdvisor Participants in the proxy solicitation and a description of their interests will be contained in the proxy statement for Liberty TripAdvisor’s special meeting of stockholders and other relevant materials to be filed with the SEC in respect of the contemplated transactions when they become available. These documents can be obtained free of charge from the sources indicated above.

Tripadvisor anticipates that the following individuals may be participants (the “Tripadvisor Participants”) in the solicitation of proxies from holders of Liberty TripAdvisor’s LTRPA and LTRPB in connection with the proposed transaction: Gregory B. Maffei, Chairman of the board of directors of Tripadvisor (the “Tripadvisor Board”), Matt Goldberg, President and Chief Executive Officer and Director, Trynka Shineman Blake, Betsy Morgan, Jay C. Hoag, Greg O’Hara, Jeremy Philips, Albert E. Rosenthaler, Jane Jie Sun and Robert S. Wiesenthal, all of whom are members of the Tripadvisor Board, Mike Noonan, Chief Financial Officer, and Seth J. Kalvert, Chief Legal Officer and Secretary. Information about the Tripadvisor Participants, including a description of their direct or indirect interests, by security holdings or otherwise, and Tripadvisor’s transactions with related persons is set forth in the sections entitled “Proposal No. 1: Election of Directors”, “Proposal No. 3: Advisory Vote on Compensation of Named Executive Officers”, “Proposal No. 4: Advisory Vote on the Frequency of Future Advisory Resolutions to Approve The Compensation Of Tripadvisor’s Named Executive Officers”, “Executive Officers”, “Compensation Discussion and Analysis”, “CEO Pay Ratio”, “Pay Versus Performance”, “Executive Compensation”, “Director Compensation”, “Security Ownership of Certain Beneficial Owners and Management” and “Certain Relationships and Related Transactions” contained in Tripadvisor’s definitive proxy statement for its 2024 annual meeting of shareholders, which was filed with the SEC on April 29, 2024 (which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/1526520/000095017024049349/trip-20240426.htm) and other documents subsequently filed by Tripadvisor with the SEC. To the extent holdings of Tripadvisor capital stock by the directors and executive officers of Tripadvisor have changed from the amounts of Tripadvisor capital stock held by such persons as reflected therein, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the Tripadvisor Participants in the proxy solicitation and a description of their interests will be contained in the proxy statement for Liberty TripAdvisor’s special meeting of stockholders and other relevant materials to be filed with the SEC in respect of the contemplated transactions when they become available. These documents can be obtained free of charge from the sources indicated above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2024

LIBERTY TRIPADVISOR HOLDINGS, INC.

By:	/s/ Katherine C. Jewell
Name:	Katherine C. Jewell
Title:	Vice President